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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION               [STAMP]
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3)*

                            WIND RIVER SYSTEMS, INC.
                            ------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   973149 10 7
                                   -----------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 4 pages
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  ------------------------------                       ---------------------
  CUSIP NO. 973149 10 7                   13G                   PAGE 2 OF 4
  ------------------------------                       ---------------------

------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

            David Wilner
------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
                                                                      (a) / /
                                                                      (b) / /

------------------------------------------------------------------------------
 3          SEC USE ONLY

------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   2,724,782**
                               -----------------------------------------------
  BENEFICIALLY OWNED BY EACH   6     SHARED VOTING POWER

                                     -0-
                               -----------------------------------------------
          REPORTING            7     SOLE DISPOSITIVE POWER

                                     2,724,782**
                               -----------------------------------------------
         PERSON WITH           8     SHARED DISPOSITIVE POWER

                                     -0-
------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,724,782**
------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.6%

------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            IN
------------------------------------------------------------------------------


** Shares held in trust for Mr. Wilner's minor child, of which Mr. Wilner is a trustee.

                              Page 2 of 4 pages
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ITEM 1.

           (a)     NAME OF ISSUER

                   Wind River Systems, Inc.

           (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                   500 Wind River Way
                   Alameda, CA 94501

ITEM 2.

           (a)     NAME OF PERSON FILING

                   David Wilner

           (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                   RESIDENCE

                   500 Wind River Way
                   Alameda, CA 94501

           (c)     CITIZENSHIP

                   United States

           (d)     TITLE OF CLASS OF SECURITIES

                   Common Stock

           (e)     CUSIP NUMBER

                   973149 10 7

ITEM 3.            NOT APPLICABLE.

ITEM 4.    OWNERSHIP

           (a)     Amount Beneficially Owned

                   2,724,782**

           (b)     Percent of Class

                   6.6%

           (c) Number of shares as to which such person has:

                   (i)   sole power to vote or to direct to vote     2,724,782**
                   (ii)  shared power to vote or to direct to vote           -0-
                   (iii) sole power to dispose or to direct
                         the disposition of                          2,724,782**
                   (iv)  shared power to dispose or to direct the
                         disposition of                                      -0-

** Shares held in trust for Mr. Wilner's minor child, of which Mr. Wilner is a trustee.

                              Page 3 of 4 pages
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ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF A GROUP

           Not Applicable.

ITEM 10.   CERTIFICATION

           Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 11, 1999
                                          -----------------
                                          Date

                                          Wind River Systems, Inc.

                                 BY:      /s/  David Wilner
                                          ----------------------------
                                          David Wilner
                                          Director



                              Page 4 of 4 pages